Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nicor Inc.

We have audited the accompanying consolidated balance sheets of Nicor Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, common equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010.  Our audits also included the financial statement schedule at Item 15(a)(2).  We also have audited the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (concluded)

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.  Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 24, 2011

Management’s Report on Internal Control Over Financial Reporting

Internal control over financial reporting refers to the process designed by, or under the supervision of, the company’s Chief Executive Officer and Chief Financial Officer, and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

1.	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

2.
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

3.
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations.  Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures.  Internal control over financial reporting also can be circumvented by collusion or improper management override.  Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting.  However, these inherent limitations are known features of the financial reporting process.  Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.  Management is responsible for establishing and maintaining adequate internal control over financial reporting for the company.

Management has used the framework set forth in the report entitled “Internal Control—Integrated Framework” published by the Committee of Sponsoring Organizations of the Treadway Commission to evaluate the effectiveness of the company’s internal control over financial reporting.  Management has concluded that the company’s internal control over financial reporting was effective as of December 31, 2010.  Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the company’s internal control over financial reporting.

There has been no change in the company’s internal controls over financial reporting during the company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting.

Nicor Inc.
Consolidated Statements of Income
(millions, except per share data)

	Year ended December 31
	2010	2009	2008
Operating revenues
Gas distribution (includes revenue taxes of $148.1, $150.3
and $174.0, respectively)	$2,204.4	$2,140.8	$3,206.9
Shipping	345.0	352.6	425.2
Other energy ventures	218.4	239.0	230.3
Corporate and eliminations	(58.0)	(80.3)	(85.8)
Total operating revenues	2,709.8	2,652.1	3,776.6

Operating expenses
Gas distribution
Cost of gas	1,364.1	1,345.7	2,427.8
Operating and maintenance	300.0	300.4	294.6
Depreciation	183.6	177.4	170.9
Taxes, other than income taxes	164.6	167.6	189.4
Other	(2.6)	-	(.2)
Shipping	330.6	323.4	385.9
Other energy ventures	184.0	193.5	205.0
Other corporate expenses and eliminations	(50.2)	(76.2)	(81.8)
Total operating expenses	2,474.1	2,431.8	3,591.6

Operating income	235.7	220.3	185.0
Interest expense, net of amounts capitalized	38.1	38.7	40.1
Equity investment income, net	8.2	15.8	9.4
Interest income	1.1	2.3	8.8
Other income, net	1.2	.9	.7

Income before income taxes	208.1	200.6	163.8
Income tax expense, net of benefits	69.7	65.1	44.3

Net income	$138.4	$135.5	$119.5

Average shares of common stock outstanding
Basic	45.7	45.4	45.3
Diluted	45.7	45.5	45.4

Earnings per average share of common stock
Basic	$3.02	$2.99	$2.64
Diluted	3.02	2.98	2.63

The accompanying notes are an integral part of these statements.

Nicor Inc.
Consolidated Statements of Cash Flows
(millions)
	Year ended December 31
	2010	2009	2008

Operating activities
Net income	$138.4	$135.5	$119.5
Adjustments to reconcile net income to net cash flow provided from (used for) operating activities:
Depreciation	202.7	195.8	189.8
Deferred income tax expense (benefit)	3.7	4.9	(3.4)
Gain on sale of equity investment	-	(10.1)	-
Changes in assets and liabilities:
Receivables, less allowances	19.7	198.3	(47.3)
Gas in storage	(26.7)	71.3	(54.5)
Deferred/accrued gas costs	21.4	24.7	(104.1)
Derivative instruments	(12.2)	(85.2)	133.3
Margin accounts - derivative instruments	.9	103.7	(134.9)
Pension benefits	(15.1)	(21.5)	179.1
Regulatory postretirement asset	1.6	39.6	(186.3)
Other assets	18.1	16.0	(64.3)
Accounts payable	(22.5)	(57.4)	(16.9)
Customer credit balances and deposits	(31.1)	(45.6)	(47.2)
Health care and other postretirement benefits	31.3	3.5	12.2
Other liabilities	23.9	(9.1)	(.9)
Other items	.7	6.4	(1.5)
Net cash flow provided from (used for) operating activities	354.8	570.8	(27.4)

Investing activities
Additions to property, plant and equipment	(226.8)	(220.3)	(249.9)
Net (increase) decrease in other short-term investments	7.0	(11.4)	(20.4)
Proceeds from sale of equity investment	.9	13.0	-
Other investing activities	(10.3)	7.2	5.0
Net cash flow used for investing activities	(229.2)	(211.5)	(265.3)

Financing activities
Proceeds from issuing long-term debt	-	50.0	75.0
Disbursements to retire long-term obligations	-	(50.5)	(75.0)
Net issuances (repayments) of commercial paper	(69.0)	(245.9)	370.9
Dividends paid	(85.1)	(84.8)	(84.4)
Other financing activities	4.3	1.6	(10.6)
Net cash flow provided from (used for) financing activities	(149.8)	(329.6)	275.9

Net increase (decrease) in cash and cash equivalents	(24.2)	29.7	(16.8)

Cash and cash equivalents, beginning of year	55.7	26.0	42.8

Cash and cash equivalents, end of year	$31.5	$55.7	$26.0

Supplemental information
Income taxes paid, net	$56.1	$46.8	$71.2
Interest paid, net of amounts capitalized	30.1	30.8	50.2

The accompanying notes are an integral part of these statements.

Nicor Inc.
Consolidated Balance Sheets
(millions)

ASSETS
	December 31
	2010	2009

Current assets
Cash and cash equivalents	$31.5	$55.7
Short-term investments	70.6	78.0
Receivables, less allowances of $27.6 and $33.0, respectively	472.4	492.1
Gas in storage	163.9	137.2
Derivative instruments	49.1	30.9
Margin accounts - derivative instruments	50.9	46.1
Other	115.2	163.3
Total current assets	953.6	1,003.3

Property, plant and equipment, at cost
Gas distribution	4,733.6	4,598.2
Shipping	333.6	330.0
Other	60.5	32.8
Property, plant and equipment, at cost	5,127.7	4,961.0
Less accumulated depreciation	2,104.9	2,021.9
Total property, plant and equipment, net	3,022.8	2,939.1

Long-term investments	134.2	128.8
Other assets	385.9	364.5

Total assets	$4,496.5	$4,435.7

The accompanying notes are an integral part of these statements.

Nicor Inc.
Consolidated Balance Sheets
(millions, except share data)

LIABILITIES AND CAPITALIZATION

	December 31
	2010	2009

Current liabilities
Short-term debt	$425.0	$494.0
Accounts payable	335.5	353.9
Customer credit balances and deposits	110.6	141.7
Derivative instruments	82.9	72.3
Other	120.3	106.2
Total current liabilities	1,074.3	1,168.1

Deferred credits and other liabilities
Regulatory asset retirement liability	843.9	796.8
Deferred income taxes	423.4	409.9
Health care and other postretirement benefits	229.7	199.7
Asset retirement obligation	190.9	191.6
Other	132.0	133.6
Total deferred credits and other liabilities	1,819.9	1,731.6

Commitments and contingencies

Capitalization
Long-term obligations	498.4	498.3
Common equity
Common stock, $2.50 par value per share, (45,546,759 and 45,245,409 shares
outstanding, respectively)	113.9	113.1
Paid-in capital	69.1	54.6
Retained earnings	934.1	881.0
Accumulated other comprehensive loss	(13.2)	(11.0)
Total common equity	1,103.9	1,037.7

Total capitalization	1,602.3	1,536.0

Total liabilities and capitalization	$4,496.5	$4,435.7

The accompanying notes are an integral part of these statements.

Nicor Inc.
Consolidated Statements of Common Equity
(millions, except per share data)
	Year ended December 31
	2010	2009	2008
Common stock
Balance at beginning of year	$113.1	$113.0	$112.8
Issued and converted stock, net of cancellations	.8	.1	.2
Balance at end of year	113.9	113.1	113.0

Paid-in capital
Balance at beginning of year	54.6	49.5	44.8
Issued and converted stock	15.2	5.3	5.0
Reacquired and cancelled stock	(.7)	(.2)	(.3)
Balance at end of year	69.1	54.6	49.5

Retained earnings
Balance at beginning of year	881.0	830.3	795.5
Net income	138.4	135.5	119.5
Dividends on common stock ($1.86 per share for 2010 to 2008)	(85.3)	(84.8)	(84.5)
Other	-	-	(.2)
Balance at end of year	934.1	881.0	830.3

Accumulated other comprehensive loss
Balance at beginning of year	(11.0)	(19.7)	(7.9)
Other comprehensive income (loss)	(2.2)	8.7	(11.8)
Balance at end of year	(13.2)	(11.0)	(19.7)

Total common equity	$1,103.9	$1,037.7	$973.1

Consolidated Statements of Comprehensive Income
(millions)
	Year ended December 31
	2010	2009	2008

Net income	$138.4	$135.5	$119.5
Other comprehensive income (loss)
Loss on cash flow hedges (net of income tax of $(2.8), $(2.8) and $(2.4), respectively)	(4.5)	(4.3)	(3.6)
Reclassifications of hedge (gains) losses to net income (net of income tax of $1.7, $7.9 and $(1.4), respectively)	2.6	12.0	(2.1)
Postretirement gains (losses) (net of income tax of $0.1, $0.9 and $(3.9), respectively)	-	1.2	(6.0)
Foreign currency translation adjustment	(.3)	(.2)	(.1)
Other comprehensive income (loss), net of tax	(2.2)	8.7	(11.8)

Comprehensive income	$136.2	$144.2	$107.7

The accompanying notes are an integral part of these statements.

Notes to the Consolidated Financial Statements

Certain terms used herein are defined in the glossary on pages ii and iii.

1.	PROPOSED MERGER WITH AGL RESOURCES

In December 2010, Nicor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AGL Resources, a copy of which was filed with the SEC.  In accordance with the Merger Agreement, each share of Nicor stock, other than shares to be cancelled and Dissenting Shares (as defined in the Merger Agreement), outstanding at the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive consideration consisting of (i) $21.20 in cash and (ii) 0.8382 shares of AGL Resources common stock, subject to adjustments in certain circumstances.

Completion of the proposed merger is conditioned upon, among other things, shareholder approval by both companies, the SEC’s clearance of a registration statement registering AGL Resources common stock, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act and regulatory approval by the ICC.

The Merger Agreement provides certain termination rights for both Nicor and AGL Resources, and provides for the payment of fees and expenses upon the termination of the Merger Agreement under certain circumstances. Nicor currently anticipates the merger will be completed in the second half of 2011.  Although the company believes that Nicor and AGL Resources will receive the required authorizations, approvals and consents to complete the proposed merger, there can be no assurance as to the timing of these authorizations, approvals and consents or as to the ultimate ability to obtain such authorizations, consents or approvals (or any additional authorizations, approvals or consents which may otherwise become necessary) or that such authorizations, approvals or consents will be obtained on terms and subject to conditions satisfactory to Nicor and AGL Resources.

For additional information concerning the proposed merger, please see Nicor’s Form 8-K filed with the SEC on December 7, 2010 and the Form S-4 registration statement filed with the SEC by AGL Resources on February 4, 2011.

For the year ended December 31, 2010, the company has incurred and expensed $4.6 million of merger-related costs.  No other adjustments have been made to the financial statements as a result of the proposed merger.

2.	ACCOUNTING POLICIES

Consolidation.  The consolidated financial statements include the accounts of Nicor and all majority-owned subsidiaries.  Nicor’s key subsidiaries are described in Note 14 – Business Segment and Geographic Information.  All significant intercompany balances and transactions have been eliminated.

Use of estimates.  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect reported amounts.  Actual results could differ from those estimates and such differences could be material.  Accounting estimates requiring significant management judgment involve accrued unbilled revenues, derivative instruments, regulatory assets and liabilities, pension and other postretirement benefits, potential asset impairments, asset retirement obligations, loss contingencies including environmental contingencies, credit risk and income taxes.

Subsequent events.  The company’s management evaluated subsequent events for potential recognition and disclosure through the date the financial statements were issued.

Cash and cash equivalents.  Cash equivalents are comprised of highly liquid investments of domestic subsidiaries with an initial maturity of three months or less.  The carrying value of these investments approximates fair value.

Regulatory assets and liabilities.  Nicor Gas is regulated by the ICC, which establishes the rules and regulations governing utility rates and services in Illinois.  As a rate-regulated company, Nicor Gas is required to recognize the economic effects of rate regulation and, accordingly, has recorded regulatory assets and liabilities.  Regulatory assets represent probable future revenue associated with certain costs that are expected to be recovered from customers through rate riders or base rates, upon approval by the ICC.  Regulatory liabilities represent probable future reductions in revenues collected from ratepayers through a rate rider or base rates, or probable future expenditures.  If Nicor Gas’ operations become no longer subject to rate regulation, a write-off of net regulatory liabilities would be required.

The company had regulatory assets and liabilities at December 31 as follows (in millions):

	2010	2009
Regulatory assets - current
Regulatory postretirement asset	$21.1	$20.6
Deferred gas costs	6.5	24.9
Other	7.4	5.4
Regulatory assets - noncurrent
Regulatory postretirement asset	193.3	195.4
Deferred gas costs	1.4	4.4
Deferred environmental costs	25.0	18.1
Unamortized losses on reacquired debt	13.1	14.2
Other	9.6	8.9
	$277.4	$291.9

Regulatory liabilities - current
Regulatory asset retirement liability	$17.2	$14.5
Bad debt rider	16.4	-
Other	7.7	2.7
Regulatory liabilities - noncurrent
Regulatory asset retirement liability	843.9	796.8
Regulatory income tax liability	18.2	39.1
Bad debt rider	11.7	-
Other	.9	.8
	$916.0	$853.9

All items listed above are classified in Other on the Consolidated Balance Sheets, with the exception of the noncurrent portion of the Regulatory asset retirement liability, which is stated separately.

The ICC does not presently allow Nicor Gas the opportunity to earn a return on its regulatory postretirement asset.  The regulatory postretirement asset is expected to be recovered from ratepayers over a period of approximately 9 to 12 years.  The regulatory assets related to debt are not included in rate base, but are recovered over the term of the debt through the rate of return authorized by the ICC.  Nicor Gas is allowed to recover and is required to pay, using short-term interest rates, the carrying costs related to temporary under or overcollections of natural gas costs, certain environmental costs and energy efficiency costs charged to its customers.  However, there is no interest associated with the under or overcollections of bad debt expense.

Investments.  The company’s investments in marketable securities are categorized at the date of acquisition as trading, held-to-maturity, or available-for-sale.  Trading securities, which include money market funds, are carried at fair value and are classified as current assets unless held to satisfy a long-term obligation.  The company classifies money market funds held by its non-U.S. subsidiaries as short-term investments and all others are classified as cash equivalents.  Debt securities are categorized as held-to-maturity when the company has the positive intent and ability to hold the securities to maturity.  Held-to-maturity securities are included in either short-term or long-term investments based upon their contractual maturity date.  The company carries held-to-maturity securities at amortized cost, which approximates fair value.  Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in common equity as a component of accumulated other comprehensive income.  Available-for-sale securities are classified as noncurrent assets unless the intent is to sell the security within 12 months.  The specific identification method is used to determine realized gains or losses on the sale of marketable securities.

Investments in equity securities that do not have a readily determinable fair value and do not qualify for the equity method are carried at cost.

Equity method investments.  The company invests in partnerships and limited liability companies that are accounted for under the equity method.  Related investment balances classified as long-term investments at December 31, 2010 and 2009 were $93.8 million and $99.6 million, respectively, and include $76.0 million and $84.8 million, respectively, related to Triton.

Goodwill and other intangible assets.  Goodwill is the excess cost of an acquired business over the fair value of assets acquired and liabilities assumed in a business combination.  Tropical Shipping had goodwill of $22.5 million and $20.9 million at December 31, 2010 and 2009, respectively.  The increase in goodwill from 2009 to 2010 is due primarily to the acquisition of the assets of V.I. Cargo Services, Inc., a provider of less-than-container load and full container load consolidation services from the United States to the island of St. Croix (in the U.S. Virgin Islands).  Nicor Services had goodwill of $4.0 million at both December 31, 2010 and 2009.  Goodwill is tested for impairment annually.  Intangible assets other than goodwill with definite lives are amortized over their useful lives and totaled $5.1 million and $2.6 million, net of accumulated amortization, at December 31, 2010 and 2009, respectively.  These intangible assets consisted primarily of customer and agency relationships at Tropical Shipping.  At December 31, 2010, intangible assets also included rights that were obtained by Central Valley related to the storage facility development.  Goodwill and other intangible assets are classified in noncurrent other assets on the Consolidated Balance Sheets.

Asset retirement obligations.  The company records legal obligations associated with the retirement of long-lived assets in the period in which the obligation is incurred, if sufficient information exists to reasonably estimate the fair value of the obligation.  When an asset retirement obligation is recorded as a liability, a corresponding amount is recorded as an asset retirement cost (an additional cost of the long-lived asset).  Subsequently, the asset retirement obligation is accreted to the expected settlement amount and the asset retirement cost is depreciated over the life of the asset on a straight-line basis.

Subject to rate regulation, Nicor Gas continues to accrue all future asset retirement costs through depreciation over the lives of its assets even when a legal retirement obligation does not exist or insufficient information exists to determine the fair value of the obligation.  Amounts charged to depreciation by Nicor Gas for future retirement costs, in excess of the normal depreciation and accretion described above, are classified as a regulatory asset retirement liability.

Derivative instruments. Cash flows from derivative instruments are recognized in the Consolidated Statements of Cash Flows, and gains and losses are recognized in the Consolidated Statements of Income, in the same categories as the underlying transactions.

Cash flow hedge accounting may be elected only for highly effective hedges, based upon an assessment, performed at least quarterly, of the historical and probable future correlation of cash flows from the derivative instrument to changes in the expected future cash flows of the hedged item.  To the extent cash flow hedge accounting is applied, the effective portion of any changes in the fair value of the derivative instruments is reported as a component of accumulated other comprehensive income.  Ineffectiveness, if any, is immediately recognized in operating income.  The amount in accumulated other comprehensive income is reclassified to earnings when the forecasted transaction is recognized in the Consolidated Statements of Income, even if the derivative instrument is sold, extinguished or terminated prior to the transaction occurring.  If the forecasted transaction is no longer expected to occur, the amount in accumulated other comprehensive income is immediately reclassified to operating income.

Nicor Gas.  Derivative instruments, such as futures contracts, options and swap agreements, are utilized primarily in the purchase of natural gas for customers.  These derivative instruments are reflected at fair value and are not designated as hedges.  Realized gains or losses on such instruments are included in the cost of gas delivered and are passed directly through to customers, subject to ICC review, and therefore have no direct impact on earnings.  Unrealized changes in the fair value of these derivative instruments are deferred as regulatory assets or liabilities.

Nicor Gas enters into swap agreements to reduce the earnings volatility of certain forecasted operating costs arising from fluctuations in natural gas prices, such as the purchase of natural gas for use in company operations.  These derivative instruments are carried at fair value.  To the extent hedge accounting is not elected, changes in such fair values are immediately recorded in the current period as operating and maintenance expense.

Nicor Enerchange.  Derivative instruments, such as futures contracts, options, forward contracts, swap agreements and other energy-related contracts are held by Nicor’s wholesale natural gas marketing business, Nicor Enerchange, for trading purposes.  Certain of these derivative instruments are used to economically hedge price risk associated with inventories of natural gas, fixed-price purchase and sale agreements and other future natural gas commitments.  Nicor Enerchange records such derivative instruments at fair value and generally cannot elect hedge accounting.  As a result, changes in derivative fair values may have a material impact on Nicor’s financial statements.

Other derivative instruments are used by Nicor Enerchange to hedge price risks related to the activities of affiliates.  Derivatives are held related to certain utility-bill management products sold to retail customers.  These derivative instruments are carried at fair value and cash flow hedge accounting may or may not be elected.  Other derivative instruments are held for the purpose of hedging the commodity price risk associated with the forecasted purchase of base gas that will be injected as part of the development of the natural gas storage facility by Central Valley.  Such derivative instruments are carried at fair value and cash flow hedge accounting has been elected on a consolidated basis.  The base gas is a component of the storage facility’s construction costs.  Therefore, amounts recorded in accumulated other comprehensive income related to these derivative instruments will not be reclassified to earnings until the storage facility is retired and the base gas is sold.

Nicor. Forward-starting interest rate swaps are utilized to hedge the interest payments associated with long-term debt.  These derivative instruments are carried at fair value and cash flow hedge accounting is elected.  The effective portion of any changes in the fair value of the derivatives is deferred in accumulated other comprehensive income.  Upon settlement, the deferred amount is amortized to interest expense over the life of the debt.

Credit risk and concentrations.  Nicor’s major subsidiaries have diversified customer bases and the company believes that it maintains prudent credit policies which mitigate customer receivable, supplier performance and derivative counterparty credit risk.  The company is exposed to credit risk in the event a customer or supplier defaults on a contract to pay for or deliver product at agreed-upon terms and conditions, or a counterparty to a derivative instrument defaults on a settlement or otherwise fails to perform under contractual terms.  To manage this risk, the company has established procedures to determine and monitor the creditworthiness of counterparties, to seek guarantees or collateral back-up in the form of cash or letters of credit, to acquire credit insurance in certain instances, and to limit its exposure to any one counterparty.  Nicor also, in some instances, enters into netting arrangements to mitigate counterparty credit risk.  Fair value measurements consider credit risk.  For assets and liabilities not carried at fair value, credit losses are accrued when probable and reasonably estimable.

On February 2, 2010, the ICC approved a bad debt rider that was filed for in 2009 by Nicor Gas.  The bad debt rider provides for the recovery from (or refund to) customers of the difference between Nicor Gas’ actual bad debt experience on an annual basis and the benchmark bad debt expense included in its rates for the respective year.

Revenue recognition.  Gas distribution revenues are recognized when natural gas is delivered to customers.  In accordance with ICC regulations and subject to its review, the cost of gas delivered is charged to customers without markup, although the timing of cost recovery can vary.  Temporary under and overcollections of gas costs are deferred or accrued as a regulatory asset or liability with a corresponding decrease or increase to cost of gas, respectively.

Nicor Gas accrues revenues for estimated deliveries to customers from the date of their last bill until the balance sheet date.  Receivables include accrued unbilled revenues of $144.8 million and $141.0 million at December 31, 2010 and 2009, respectively, related primarily to gas distribution operations.

Nicor Gas classifies revenue taxes billed to customers as operating revenues and related taxes incurred as operating expenses.  Revenue taxes included in operating expense for 2010, 2009 and 2008 were $145.9 million, $148.1 million and $171.1 million, respectively.

In the shipping business, revenues and related delivery costs are recognized at the time vessels depart from port.  While alternative methods of recognizing shipping revenue and related costs exist, the difference between those methods and the company’s policy does not have a material impact on operating results.

Nicor Enerchange presents revenue from natural gas sales, cost of sales, and related derivative instruments, which are entered into for trading purposes, on a net basis.  For Nicor Solutions and Nicor Advanced Energy, revenue is recognized on their 12-month utility-bill management contracts as the lesser of cumulative earned or cumulative billed amounts.  Nicor Services recognizes revenue for warranty and repair contracts on a straight-line basis over the contract term.  Revenue for maintenance services is recognized at the time such services are performed.

Repair and maintenance expense.  Nicor records expense for repair and maintenance costs as incurred.  The shipping business uses the direct expensing method for planned major maintenance related to dry-docking and major repairs of its owned vessels.

Legal defense costs.  The company accrues estimated legal defense costs associated with loss contingencies in the period in which it determines that such costs are probable of being incurred and are reasonably estimable.

Depreciation.  Property, plant and equipment are depreciated over estimated useful lives on a straight-line basis.  The gas distribution business composite depreciation rate is 4.1 percent, which includes all estimated future retirement costs.  Upon the retirement of these assets, no gain or loss is recognized.  In the shipping business, the estimated useful lives of vessels range from 20 to 25 years.

Income taxes.  Deferred income taxes are provided at the current statutory income tax rate for temporary differences between the tax basis (adjusted for related unrecognized tax benefits, if any) of an asset or liability and its reported amount in the financial statements.  In the gas distribution business, investment tax credits and regulatory income tax liabilities for deferred taxes in excess of the current statutory rate are amortized to income as the temporary difference reverses.

A deferred income tax liability is not recorded on undistributed foreign earnings that are expected in management’s judgment to be indefinitely reinvested offshore.  Management considers, among other factors, actual cash investments offshore as well as projected cash requirements in making this determination.  Changes in management’s investment or repatriation plans or circumstances could result in a different deferred income tax liability.

The company records unrecognized tax benefits based on a recognition threshold and valuation method to recognize and measure an income tax position taken, or expected to be taken, in a tax return.  The evaluation is based on a two-step approach.  The first step requires the company to evaluate whether the tax position would “more likely than not,” based upon its technical merits, be sustained upon examination by the appropriate taxing authority.  The second step requires the tax position to be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement.  The company recognizes accrued interest related to unrecognized tax benefits in interest expense and interest income.  Penalties, if any, are recorded in operating expense.

3.	INVESTMENTS

The company’s investments in debt and equity securities at December 31 are as follows (in millions):

	2010	2009

Money market funds	$82.9	$121.1
Corporate bonds	6.8	1.3
Other investments	8.5	4.8
	$98.2	$127.2

Investments in debt and equity securities are classified on the Consolidated Balance Sheets at December 31 as follows (in millions):

	2010	2009

Cash equivalents	$12.6	$43.8
Short-term investments	70.6	78.0
Long-term investments	15.0	5.4
	$98.2	$127.2

Investments categorized as trading (including money market funds) totaled $85.0 million and $122.7 million at December 31, 2010 and 2009, respectively.  Corporate bonds and certain other investments are categorized as held-to-maturity.  The contractual maturities of the held-to-maturity investments at December 31, 2010 are as follows (in millions):

        Years to maturity
Less than 1 year	1-5 Years	5-10 Years	Total

$.2	$7.7	$.9	$8.8

Nicor’s investments also include certain restricted investments, including certificates of deposit and bank accounts, maintained to fulfill statutory or contractual requirements.  These investments totaled $2.0 million and $3.1 million at December 31, 2010 and 2009, respectively.  In addition, the company holds a $2.4 million investment in a port facility development venture carried at cost.

Gains or losses included in earnings resulting from the sale of investments were not significant.

4.	ASSET RETIREMENT OBLIGATIONS

Nicor records AROs associated with services, mains and other components of the distribution system and the buildings in its gas distribution business and with certain equipment in its shipping business.  Nicor has not recognized an ARO associated with gathering lines and storage wells in its gas distribution business because there is insufficient company or industry retirement history to reasonably estimate the fair value of the obligation.

The following table presents a reconciliation of the beginning and ending ARO for the years ended December 31 (in millions):

	2010	2009

Beginning of period	$192.2	$187.2
Liabilities incurred during the period	2.1	2.1
Liabilities settled during the period	(4.1)	(6.3)
Accretion	11.0	10.8
Revision in estimated cash flows	(9.8)	(1.6)
End of period	$191.4	$192.2

Substantially all of the ARO is classified as a noncurrent liability.

5.	GAS IN STORAGE

Gas in storage at December 31 included natural gas inventory of the following subsidiaries (in millions):

	2010	2009

Nicor Gas	$119.2	$104.7
Nicor Enerchange	44.7	32.5
	$163.9	$137.2

Nicor Gas’ inventory is carried at cost on a LIFO basis.  Nicor Enerchange’s inventory is carried at the lower of weighted-average cost or market.

Based on the average cost of gas purchased in December 2010 and 2009, the estimated replacement cost of Nicor Gas’ inventory at December 31, 2010 and 2009 exceeded the LIFO cost by $226.8 million and $288.5 million, respectively.

During 2009, Nicor Gas liquidated 8.8 Bcf of its LIFO-based inventory at an average cost per Mcf of $7.83.  For gas purchased in 2009, the company’s average cost per Mcf was $3.89 lower than the average LIFO liquidation rate.  Applying LIFO cost in valuing the liquidation, as opposed to using the average gas purchase cost, had the effect of increasing the cost of gas in 2009 by $34.3 million.

There was no liquidation of LIFO layers during 2010 or 2008.

Since the cost of gas, including inventory costs, is charged to customers without markup, subject to ICC review, the LIFO liquidation in 2009 had no impact on net income.

Nicor Enerchange recorded charges of $7.4 million, $2.8 million and $8.3 million in 2010, 2009 and 2008, respectively, resulting from lower of cost or market valuations.

6.	SHORT-TERM AND LONG-TERM DEBT

The following table presents the long-term debt of Nicor Gas at December 31, which is classified as long-term obligations on the Consolidated Balance Sheets (in millions):

	2010	2009
First Mortgage Bonds
6.625% Series due 2011	$75.0	$75.0
7.20% Series due 2016	50.0	50.0
4.70% Series due 2019	50.0	50.0
5.80% Series due 2023	50.0	50.0
6.58% Series due 2028	50.0	50.0
5.90% Series due 2032	50.0	50.0
5.90% Series due 2033	50.0	50.0
5.85% Series due 2036	50.0	50.0
6.25% Series due 2038	75.0	75.0
	500.0	500.0
Less: Unamortized debt discount, net of premium	1.6	1.8
Total long-term debt	$498.4	$498.2

In February 2011, Nicor Gas issued $75 million First Mortgage Bonds at 2.86 percent, due in 2016 through a private placement and utilized the proceeds to retire the $75 million 6.625 percent First Mortgage Bond series which matured in February 2011.

In February 2009, the $50 million 5.37 percent First Mortgage Bond series matured and was retired.  In July 2009, Nicor Gas issued $50 million First Mortgage Bonds at 4.70 percent, due in 2019 through a private placement.

In determining that the bonds issued in 2011 and 2009 qualified for exemption from registration under Section 4(2) of the Securities Act of 1933, Nicor Gas relied on the facts that the bonds were offered only to a limited number of large institutional investors and each institutional investor that purchased the bonds represented that it was purchasing the bonds for its own account and not with a view to distribute them.

Substantially all gas distribution properties are subject to the lien of the indenture securing Nicor Gas’ First Mortgage Bonds.

In April 2010, Nicor Gas established a $400 million, 364-day revolving credit facility, expiring April 2011 to replace the $550 million, 364-day revolving credit facility, which was set to expire in May 2010 and Nicor and Nicor Gas established a $600 million, three-year revolving credit facility, expiring April 2013 to replace the $600 million, five-year revolving credit facility, which was set to expire in September 2010.  These facilities were established with major domestic and foreign banks and serve as backup for the issuance of commercial paper.  The company had $425 million and $494 million of commercial paper outstanding with a weighted-average interest rate of 0.2 percent and 0.1 percent at December 31, 2010 and 2009, respectively.

In 2010, Nicor entered into forward-starting interest rate swaps with a notional totaling $90 million.  The swaps hedge the risk associated with the interest payments attributable to the probable issuance of long-term fixed-rate debt in 2012 intended to finance the development of a natural gas storage facility.  Under the terms of the swaps, Nicor agrees to pay a fixed swap rate and receive a floating rate based on LIBOR.

The company believes it is in compliance with all debt covenants.

The company incurred total interest expense of $38.2 million, $38.8 million and $40.3 million in 2010, 2009 and 2008, respectively.  Interest expense is reported net of amounts capitalized.  Interest expense capitalized for the years ended December 31, 2010, 2009 and 2008 was immaterial.

Nicor Gas may not extend cash advances to an affiliate if Nicor Gas has any outstanding short-term borrowings.  Nicor Gas’ practice also provides that the balance of cash deposits or advances from Nicor Gas to an affiliate at any time shall not exceed the unused balance of funds actually available to that affiliate under its existing bank credit agreements or its commercial paper facilities with unaffiliated third parties.  Similarly, the balance of cash advances to Nicor Gas from an affiliate may not exceed the unused balance of funds actually available to Nicor Gas under its existing credit agreements or commercial paper facilities with unaffiliated third parties.  Nicor Gas’ positive cash deposits, if any, may be applied by Nicor to offset negative balances of other Nicor subsidiaries and vice versa.

7.	FAIR VALUE MEASUREMENTS

The fair value of assets and liabilities that are measured on a recurring basis are categorized in the table below (in millions) into three broad levels (with Level 1 considered the most reliable) based upon the valuation inputs.

	Quoted prices in active markets	Significant observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2010
Assets
Money market funds	$82.9	$-	$-	$82.9
Commodity derivatives	21.3	35.7	9.3	66.3
Interest rate derivative	-	1.0	-	1.0
	$104.2	$36.7	$9.3	$150.2
Liabilities
Commodity derivatives	$55.4	$31.3	$12.3	$99.0
Interest rate derivative	-	3.2	-	3.2
	$55.4	$34.5	$12.3	$102.2

December 31, 2009
Assets
Money market funds	$121.1	$-	$-	$121.1
Commodity derivatives	14.6	16.8	8.8	40.2
	$135.7	$16.8	$8.8	$161.3
Liabilities
Commodity derivatives	$54.2	$29.3	$3.8	$87.3

When available and appropriate, the company uses quoted market prices in active markets to determine fair value and classifies such items within Level 1.  For derivatives, Level 1 values include only those derivative instruments traded on the NYMEX.  The company enters into over-the-counter instruments with values that are similar to, and correlate with, quoted prices for exchange-traded instruments in active markets; the fair values of these over-the-counter items consider credit risk and are classified within Level 2.  In certain instances, the company may be required to determine a fair value using significant unobservable inputs such as indicative broker prices; the resulting valuation is classified as Level 3.

A description of the company’s objectives and strategies for using derivative instruments, and related accounting policies, is included in Note 2 – Accounting Policies – Derivative instruments and Credit risk and concentrations.

The following table presents a reconciliation of the Level 3 beginning and ending net derivative asset (liability) balances for the periods ended December 31 (in millions):

	2010	2009

Beginning of period	$5.0	$1.6
Net realized/unrealized gains (losses)
Included in regulatory assets and liabilities	(.6)	(3.5)
Included in net income	(1.5)	15.2
Settlements, net of purchases and issuances	5.7	(2.0)
Transfers into Level 3	(9.8)	5.4
Transfers out of Level 3	(1.8)	(11.7)
End of period	$(3.0)	$5.0

Net unrealized gains (losses) included in net income above relating to derivatives still held at December 31	$(2.3)	$5.0

Net realized/unrealized gains (losses) included in net income are attributable to Nicor Enerchange and are classified as operating revenues.

Transfers into and out of Level 3 reflect the liquidity at the relevant natural gas trading locations and dates which affects the significance of unobservable inputs used in the valuation.  In 2010, in accordance with new accounting guidance, the company elected to determine both transfers into and out of Level 3 using values at the end of the interim period in which the transfer occurred.  In 2009, transfers into Level 3 were determined using beginning of period values and transfers out of Level 3 were determined using end of period values.

Nicor maintains margin accounts related to financial derivative transactions.  The company’s policy is not to offset the fair value of assets and liabilities recognized for derivative instruments or any related margin account.  The following table represents the balance sheet classification of margin accounts related to derivative instruments at December 31 (in millions):

	2010	2009
Assets
Margin accounts - derivative instruments	$50.9	$46.1
Other - noncurrent	8.1	13.8

In addition, the recorded amount of restricted short and long-term investments and short-term borrowings approximates fair value.  Long-term debt outstanding is recorded at the principal balance outstanding, net of unamortized discounts.  The principal balance of Nicor Gas’ First Mortgage Bonds outstanding at December 31, 2010 and 2009 was $500 million.  Based on quoted prices or market interest rates, the fair value of the company’s First Mortgage Bonds was approximately $554 million and $543 million at December 31, 2010 and 2009, respectively.

8.	DERIVATIVE INSTRUMENTS

A description of the company’s objectives and strategies for using derivative instruments, and related accounting policies, is included in Note 2 – Accounting Policies – Derivative instruments and Credit risk and concentrations.  All derivatives recognized on the Consolidated Balance Sheets are measured at fair value, as described in Note 7 – Fair Value Measurements.

Consolidated Balance Sheets.  Derivative assets and liabilities at December 31 are classified as shown in the table below (in millions):

	2010	2009
Derivatives designated as hedging instruments
Assets
Derivative instruments	$.4	$.3
Other - noncurrent	1.0	-
	$1.4	$.3

Liabilities
Derivative instruments	$2.2	$1.0
Other - noncurrent	3.2	-
	$5.4	$1.0

Derivatives not designated as hedging instruments
Assets
Derivative instruments	$48.7	$30.6
Other - noncurrent	17.2	9.3
	$65.9	$39.9

Liabilities
Derivative instruments	$80.7	$71.3
Other - noncurrent	16.1	15.0
	$96.8	$86.3

Volumes.  As of December 31, 2010 and 2009, Nicor Gas held outstanding derivative contracts of approximately 49 Bcf and 64 Bcf, respectively, to hedge natural gas purchases for customer use, with hedges spanning approximately three years for each of the respective periods.  Commodity price-risk arising from Nicor Enerchange’s activities and Nicor Gas’ natural gas purchases for company use is mitigated with derivative instruments that total to a net short position of 3.9 Bcf and 1.3 Bcf as of December 31, 2010 and 2009, respectively.  The above volumes exclude contracts such as variable-priced contracts and basis swaps, which are accounted for as derivatives but whose fair values are not directly impacted by changes in commodity prices.

As of December 31, 2010, Nicor held forward-starting interest rate swaps with a notional totaling $90 million. The swaps hedge the risk associated with the interest payments attributable to the probable issuance of long-term fixed-rate debt in 2012.

Consolidated Statements of Income - cash flow hedges.  Changes in the fair value of derivatives designated as a cash flow hedge are recognized in other comprehensive income until the hedged transaction is recognized in the Consolidated Statements of Income.  Cash flow hedges used by the company’s other energy ventures, to hedge utility-bill management products, are eventually recognized within operating revenues.  Cash flow hedges used by Nicor Gas, to hedge purchases of natural gas for company use, are eventually recorded within operating and maintenance expense.  Cash flow hedges used by Nicor, to hedge the interest payments attributable to long-term fixed-rate debt, will eventually be recorded within interest expense.

Cash flow hedges affected accumulated other comprehensive income (effective portion) as shown in the following table for the year ended December 31 (in millions):

	2010	2009
Pretax loss recognized in other comprehensive income	$7.3	$7.1

The pretax loss reclassified from accumulated other comprehensive income into income (effective portion) is shown in the following table for the year ended December 31 (in millions):

Location	2010	2009
Operating revenues	$2.2	$11.3
Operating and maintenance	1.9	8.4
	$4.1	$19.7

Any amounts recognized in operating income, related to ineffectiveness or due to a forecasted transaction that is no longer expected to occur, were immaterial for the years ended December 31, 2010 and 2009.

As of December 31, 2010 and 2009, the time horizon of cash flow hedges of natural gas purchases for Nicor Gas company use and for utility-bill management products sold by Nicor’s other energy ventures span as long as two years.  For these hedges, the total pretax loss deferred in accumulated other comprehensive income at December 31, 2010 and 2009 was $2.0 million ($1.2 million after taxes) and $0.9 million ($0.5 million after taxes), respectively.  At the respective reporting dates, substantially all of these amounts were expected to be reclassified to earnings within the next 12 months.

The amounts deferred in accumulated other comprehensive income for the forward-starting interest rate swaps entered into in 2010 will be amortized to interest expense upon the issuance of long-term fixed rate debt.  The total pretax loss deferred in accumulated other comprehensive income relating to the interest rate swaps at December 31, 2010 was $2.2 million ($1.3 million after taxes).

Consolidated Statements of Income - derivatives not designated as hedges.  The earnings of the company are subject to volatility for those derivatives not designated as hedges.  Non-designated derivatives used by the company’s other energy ventures, to hedge energy trading activities and utility-bill management products, are recorded in operating revenues.  Non-designated derivatives used by Nicor Gas, to hedge purchases of natural gas for company use, are recorded within operating and maintenance expense.  Pretax net losses recognized in income are summarized in the table below for the year ended December 31 (in millions):

Location	2010	2009
Operating revenues	$.8	$17.1
Operating and maintenance	1.0	1.9
	$1.8	$19.0

Nicor Gas’ derivatives used to hedge the purchase of natural gas for its customers are also not designated as hedging instruments.  Gains or losses on these derivatives are not recognized in pretax earnings, but are deferred as regulatory assets or liabilities until the related revenue is recognized.  Net losses deferred for the years ended December 31, 2010 and 2009 were $112.0 million and $166.1 million, respectively.

Credit-risk-related contingent features.  Provisions within certain derivative agreements require the company to post collateral if the company’s net liability position exceeds a specified threshold.  Also, certain derivative agreements contain credit-risk-related contingent features, whereby the company would be required to provide additional collateral or pay the amount due to the counterparty when a credit event occurs, such as if the company’s credit rating was to be lowered.  As of December 31, 2010 and 2009 for agreements with such features, derivative contracts with liability fair values totaled approximately $12 million and $20 million, respectively, for which the company had posted no collateral to its counterparties.  If it was assumed that the company had to post the maximum contractually specified collateral or settle the liability, the company would have been required to pay approximately $11 million and $19 million at December 31, 2010 and 2009, respectively.

9.	INCOME TAXES

The components of income tax expense are presented below (in millions):

	2010	2009	2008
Current
Federal	$57.1	$52.1	$42.1
State	9.3	8.6	6.5
	66.4	60.7	48.6
Deferred
Federal	7.7	2.9	(1.7)
State	(4.0)	2.0	(1.7)
	3.7	4.9	(3.4)

Amortization of investment tax credits, net	(.9)	(.8)	(1.4)
Foreign taxes	.5	.3	.5
Income tax expense	$69.7	$65.1	$44.3

The temporary differences which gave rise to the net deferred tax liability at December 31 were as follows (in millions):

	2010	2009
Deferred tax liabilities
Property, plant and equipment	$352.3	$327.5
Investment in partnerships	66.5	85.0
Other	33.9	38.0
	452.7	450.5
Deferred tax assets
Other	56.8	78.0
Net deferred tax liability	$395.9	$372.5

For purposes of computing deferred income tax assets and liabilities, temporary differences associated with regulatory assets and liabilities have been netted against related offsetting temporary differences.

Differences between the federal statutory rate and the effective combined federal and state income tax rate are shown below:

	2010	2009	2008

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	2.0	3.7	2.2
Tax credits	(1.5)	(1.5)	(2.8)
Amortization of regulatory income tax liability	(.9)	(.6)	(.9)
Undistributed foreign earnings	(1.2)	(3.4)	(5.3)
Other	.1	(.8)	(1.2)
Effective combined federal and state income tax rate	33.5%	32.4%	27.0%

The higher effective income tax rate in 2010 compared to 2009 is due primarily to lower untaxed foreign shipping earnings and the unfavorable impact of the tax law change with respect to Medicare Part D subsidies (included in Other in the table above), partially offset by favorable tax reserve adjustments.  The higher effective income tax rate in 2009 compared to 2008 reflects higher pretax income in 2009 (which causes a higher effective income tax rate since permanent differences and tax credits are a smaller share of pretax income), as well as a decrease in untaxed foreign shipping earnings and the absence of the 2008 tax reserve adjustments.

The company's major tax jurisdictions include the United States and Illinois, with tax returns examined by the IRS and IDR, respectively.  At December 31, 2010, the years that remain subject to examination include years beginning after 2006 for the IRS and the IDR.  For tax positions within years that remain subject to examination, management has recognized the largest amount of tax benefit that it believes is greater than 50 percent likely of being realized upon settlement with the taxing authority.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows (in millions):

	2010	2009	2008

Balance at January 1	$9.6	$10.8	$5.7
Additions based on tax positions related to the current year	1.7	1.7	.9
Reductions based on tax positions related to the current year	(.6)	-	-
Additions for tax positions of prior years	-	.3	7.8
Reductions for tax positions of prior years	(2.2)	(.1)	(4.0)
Reduction based on lapse of statute of limitations	(2.6)	-	-
Settlements	(3.0)	(3.1)	.4
Balance at December 31	$2.9	$9.6	$10.8

At December 31, 2010, 2009 and 2008, there were $1.9 million, $4.6 million and $2.5 million, respectively, of unrecognized tax benefits that if recognized, would affect the company’s annual effective tax rate.

If settlements vary from these estimated amounts recognized for unrecognized tax benefits, the company does not anticipate any adjustment would result in a material change to its financial position.  However, the company believes that it is reasonably possible that a change to its liability for unrecognized tax benefits could occur within 12 months, potentially decreasing its unrecognized tax benefit by approximately $3 million.

The company recognized net interest expense (income) on tax matters of approximately $(1) million, $1 million and $(3) million in 2010, 2009 and 2008, respectively.  The company had approximately $2 million of interest receivable at December 31, 2010 compared with $5 million of interest receivable as of December 31, 2009.  The decrease in interest receivable in 2010 when compared to the prior year is due primarily to the receipt of interest in the second quarter of 2010 related to a federal income tax settlement.  Amounts recognized in operating expense related to penalties were insignificant.

In March 2010, the Health Care Act was signed into law resulting in comprehensive health care reform.  The Health Care Act contains a provision that eliminates the tax deduction related to Medicare Part D subsidies received after 2012.  Federal subsidies are provided to sponsors of retiree health benefit plans, such as Nicor Gas, that provide a benefit that is at least actuarially equivalent to the benefits under Medicare Part D.  Such subsidies have reduced the company’s actuarially determined projected benefit obligation and annual net periodic benefit costs.  Due to the change in taxation, in the first quarter of 2010 Nicor Gas reduced deferred tax assets by $17.5 million, reversed an existing regulatory income tax liability of $10.0 million, established a regulatory income tax asset of $7.0 million and recognized a $0.5 million charge to income tax expense.  Beginning in 2010, the change in taxation will also reduce earnings by an estimated $1.7 million annually for periods subsequent to the enactment date.

In 2006, the company reorganized certain shipping and related operations.  The reorganization allows the company to take advantage of certain provisions of the Jobs Act that provide the opportunity for tax savings subsequent to the date of the reorganization.  Generally, to the extent foreign shipping earnings are not repatriated to the United States, such earnings are not expected to be subject to current taxation.  In addition, to the extent such earnings are expected to be indefinitely reinvested offshore, no deferred income tax expense would be recorded by the company.  For the years ended December 31, 2010, 2009 and 2008, income tax expense has not been provided on approximately $5 million, $19 million and $23 million, respectively, of foreign company shipping earnings.

At December 31, 2010, Nicor has approximately $12 million of deferred income tax liabilities related to approximately $34 million of cumulative undistributed earnings of its foreign subsidiaries.  Nicor has not recorded deferred income taxes of approximately $59 million on approximately $170 million of cumulative undistributed foreign earnings.

The balance of unamortized investment tax credits at December 31, 2010 and 2009 was $24.3 million and $25.2 million, respectively.

10.	POSTRETIREMENT BENEFITS

Nicor Gas maintains a noncontributory defined benefit pension plan covering substantially all employees hired prior to 1998.  Pension benefits are based on years of service and the highest average salary for management employees and job level for collectively bargained employees (referred to as pension bands).  The benefit obligation related to collectively bargained benefits considers the company’s past practice of regular benefit increases.  Nicor Gas also provides health care and life insurance benefits to eligible retired employees under a plan that includes a limit on the company’s share of cost for employees hired after 1982.

The following table summarizes the changes in the funded status of the plans and the related assets (liabilities) recognized in the Consolidated Balance Sheets as of December 31 (in millions):

	Pension benefits		Health care and other benefits
	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation at beginning of period	$305.6	$270.2	$211.2	$207.7
Service cost	9.8	8.6	2.3	2.2
Interest cost	16.0	16.5	11.8	12.1
Actuarial loss (gain)	4.4	22.3	26.8	(2.1)
Participant contributions	-	-	.9	1.2
Medicare Part D reimbursements	-	-	1.6	1.1
Benefits paid	(18.4)	(12.0)	(12.1)	(12.8)
Other	-	-	-	1.8
Benefit obligation at end of period	317.4	305.6	242.5	211.2

Change in plan assets
Fair value of plan assets at beginning of period	363.5	306.6	-	-
Actual return on plan assets	45.3	68.9	-	-
Employer contributions	-	-	11.2	11.6
Participant contributions	-	-	.9	1.2
Benefits paid	(18.4)	(12.0)	(12.1)	(12.8)
Fair value of plan assets at end of period	390.4	363.5	-	-
Funded status	$73.0	$57.9	$(242.5)	$(211.2)

Amounts recognized in the Consolidated Balance Sheets
Noncurrent assets	$73.0	$57.9	$-	$-
Current liabilities	-	-	(12.8)	(11.5)
Noncurrent liabilities	-	-	(229.7)	(199.7)
Total recognized	$73.0	$57.9	$(242.5)	$(211.2)

The company’s postretirement benefit costs have historically been considered in rate proceedings in the period they are accrued.  As a regulated utility, Nicor Gas expects continued rate recovery of the eligible costs of its defined benefit postretirement plans and, accordingly, associated changes in the plan’s funded status have been deferred as a regulatory asset or liability until recognized in net income, instead of being recorded in accumulated other comprehensive income.  However, to the extent Nicor Gas employees perform services for non-regulated affiliates and to the extent such employees are eligible to participate in these plans, the affiliates are charged for the cost of these benefits and the changes in the funded status relating to these employees are recorded in accumulated other comprehensive income.

Postretirement benefit costs (credits) recorded within net regulatory assets and accumulated other comprehensive income, and changes thereto, were as follows (in millions):

	Net regulatory assets		Accumulated other comprehensive income		Total
	Pension benefits	Health care and other benefits	Pension benefits	Health care and other benefits	Pension benefits	Health care and other benefits

January 1, 2009	$181.6	$73.4	$9.6	$3.9	$191.2	$77.3
Current year actuarial gain	(20.3)	(.3)	(1.1)	-	(21.4)	(.3)
Amortization of actuarial loss	(14.5)	(4.3)	(.8)	(.3)	(15.3)	(4.6)
Amortization of prior service (cost) benefit	(.4)	.1	-	-	(.4)	.1
December 31, 2009	146.4	68.9	7.7	3.6	154.1	72.5

Current year actuarial (gain) loss	(11.2)	25.4	(.6)	1.3	(11.8)	26.7
Amortization of actuarial loss	(11.3)	(3.9)	(.6)	(.2)	(11.9)	(4.1)
Amortization of prior service cost	(.4)	(.1)	-	-	(.4)	(.1)
December 31, 2010	$123.5	$90.3	$6.5	$4.7	$130.0	$95.0

The balances as of December 31 relate primarily to unrecognized net actuarial losses.

The associated amounts in net regulatory assets and accumulated other comprehensive income at December 31, 2010 that are expected to be amortized to net benefit cost in 2011 are as follows (in millions):

	Net regulatory assets		Accumulated other comprehensive income			Total
	Pension benefits	Health care and other benefits	Pension benefits	Health care and other benefits		Pension benefits	Health care and other benefits

Net actuarial loss	$9.2	$5.7	$.5		$.3	$9.7	$6.0
Net prior service cost	.4	.1	-		-	.4	.1
	$9.6	$5.8	$.5	$	. 3	$10.1	$6.1

The accumulated benefit obligation for pension benefits, a measure which excludes the effect of salary and wage increases, was $279.8 million and $269.1 million at December 31, 2010 and 2009, respectively.

About one-fourth of the net benefit cost or credit related to these plans has been capitalized as a cost of constructing gas distribution facilities and the remainder is included in gas distribution operating and maintenance expense, net of amounts charged to affiliates.  Net benefit cost (credit) included the following components (in millions):

	Pension benefits			Health care and other benefits
	2010	2009	2008	2010	2009	2008

Service cost	$9.8	$8.6	$8.6	$2.3	$2.2	$2.2
Interest cost	16.0	16.5	15.9	11.8	12.1	12.0
Expected return on plan assets	(29.1)	(25.2)	(39.9)	-	-	-
Recognized net actuarial loss	11.9	15.3	-	4.1	4.6	4.6
Amortization of prior service cost	.4	.4	.3	.1	(.1)	(.1)
Net benefit cost (credit)	$9.0	$15.6	$(15.1)	$18.3	$18.8	$18.7

Assumptions used to determine benefit obligations included the following:

	Pension benefits		Health care and other benefits
	2010	2009	2010	2009

Discount rate	5.40%	5.45%	5.20%	5.75%
Rate of compensation increase	3.75	3.75	3.75	3.75
Pension band increase	2.00	2.00	-	-

The discount rates for each plan were determined by performing a cash flow matching study using the Citigroup Pension Discount Curve.  The Citigroup Pension Discount Curve is constructed from a Treasury yield curve and adjusted by adding a corporate bond spread.  The corporate bond spread is developed from a large pool of high quality corporate bonds and mitigates the risks associated with selecting individual corporate bonds whose values may not be representative of the broader market.

Assumptions used to determine net benefit cost for the years ended December 31 included the following:

	Pension benefits			Health care and other benefits
	2010	2009	2008	2010	2009	2008

Discount rate	5.45%	6.35%	6.25%	5.75%	6.00%	6.25%
Expected return on assets	8.25	8.50	8.50	-	-	-
Rate of compensation increase	3.75	3.75	3.75	3.75	3.75	3.75
Pension band increase	2.00	3.00	3.00	-	-	-

Nicor Gas establishes its expected long-term return on asset assumption by considering historical and projected returns for each investment asset category, asset allocations and the effects of active plan management.  Projected returns are calculated with the assistance of independent firms via probability-based models.  The company has elected to apply this assumption to the fair value of plan assets, rather than to a rolling-average fair value, in calculating the expected return on plan assets component of net benefit cost.

Other assumptions used to determine the health care benefit obligation were as follows:

	2010	2009
Initial health care cost trend rate	8.0%	8.0%
Ultimate rate to which the cost trend rate is assumed to decline	5.0%	5.0%
Years to reach ultimate rate	6	6

Other assumptions used to determine the health care benefit cost for the years ended December 31 were as follows:

	2010	2009	2008
Initial health care cost trend rate	8.0%	8.5%	9.0%
Ultimate rate to which the cost trend rate is assumed to decline	5.0%	5.0%	5.0%
Years to reach ultimate rate	6	7	6

Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans.  A one-percentage-point change in the assumed health care cost trend rates would have the following effects (in millions):

	Increase (decrease)	Effect on net benefit cost	Effect on benefit obligation

Health care cost trend rate	1.0%	$1.0	$20.7
	(1.0%)	(.9)	(17.6)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 continues to provide a prescription drug benefit as well as a potential federal subsidy to sponsors of certain retiree health care benefit plans whose prescription drug benefits are actuarially equivalent to the Medicare Part D benefit.  Nicor Gas has determined that the prescription drug benefits of its plan are actuarially equivalent and accordingly has reflected the effects of the subsidy in its determination of the benefit obligation and annual net benefit cost.

The Health Care Act contains provisions that may impact Nicor Gas’ obligation for retiree health care benefits.  The company does not currently believe these provisions will materially increase its postretirement benefit obligation, but will continue to evaluate the impact of future regulations and interpretations.

The company’s investment objective relating to pension plan assets is to provide a total investment return which will allow the pension plan to meet its remaining benefit obligations.  The company’s investment strategy is to diversify its investments among asset classes in order to reduce risk.  Investment performance is measured against a targeted rate of return which reflects the asset allocation of the plan assets and an appropriate published index return for each asset class.  The company will rebalance the investment portfolio periodically if the actual asset allocation is significantly out of tolerance from the target allocation.

The following table sets forth the company’s current asset allocation target and actual percentage of plan assets by major asset category as of December 31:
	Target	Percentage of plan assets
Asset category	allocation	2010	2009

Equity securities	60%	62%	61%
Fixed income securities	40	38	39
	100%	100%	100%

Equity securities are comprised of collective trusts which invest in domestic and international equity investments.  Domestic equity securities are diversified across the small, mid and large cap asset classes.  International equity securities are diversified across countries and capitalization size in order to maintain a broad market representation of non-U.S. markets.

Fixed income securities are diversified across a broad range of investment grade corporate bonds and other fixed income securities.  Other fixed income securities are primarily comprised of government issued bonds and cash and cash equivalents.  The fixed income portfolio is targeted to maintain an average credit quality rating of at least single-A and a weighted duration that approximates the duration of the expected benefit obligations.

The table below categorizes the fair value of pension plan assets (in millions) based upon the valuation inputs described in Note 7 – Fair Value Measurements.  There were no fair values determined using unobservable inputs (Level 3) at December 31, 2010 and 2009.

	Quoted prices in active markets	Significant observable inputs
	(Level 1)	(Level 2)	Total
December 31, 2010
Equity securities
Domestic	$-	$162.1	$162.1
International	-	79.5	79.5
Fixed income securities
Debt securities	-	121.7	121.7
Other	3.2	23.9	27.1
	$3.2	$387.2	$390.4

December 31, 2009
Equity securities
Domestic	$-	$149.6	$149.6
International	-	72.9	72.9
Fixed income securities
Debt securities	-	110.7	110.7
Other	6.1	24.2	30.3
	$6.1	$357.4	$363.5

The company does not expect to contribute to its pension plan in 2011 but does expect to contribute about $14.3 million (before Medicare subsidies) to its other postretirement benefit plan in 2011.  The following table sets forth the gross benefit payments from the plans expected over the next 10 years (in millions):

Twelve months ending December 31	Pension benefits	Health care and other benefits	Expected Medicare subsidy

2011	$27.4	$14.3	$(1.6)
2012	25.3	15.1	(1.7)
2013	25.3	16.0	(1.8)
2014	28.5	16.7	(1.9)
2015	29.7	17.5	(2.0)
2016-2020	180.2	98.1	(10.7)

Nicor also has a separate unfunded supplemental retirement plan and provides unfunded postretirement health care and life insurance benefits to employees of discontinued businesses.  These plans are noncontributory with defined benefits.  Net plan expenses were $0.8 million, $0.3 million and $0.3 million in 2010, 2009 and 2008, respectively.  The projected benefit obligation associated with these plans was $5.5 million and $5.2 million at December 31, 2010 and 2009, respectively.

The company also sponsors defined contribution plans covering substantially all employees.  These plans provide for employer matching contributions.  The total cost of these plans was $8.2 million, $7.8 million and $7.6 million in 2010, 2009 and 2008, respectively.

11.	STOCK-BASED COMPENSATION

Nicor has a long-term incentive compensation plan that permits the granting of restricted stock units and  performance units to key executives and managerial employees, as well as a stock deferral plan, an employee stock purchase plan and directors’ stock-based compensation plans.

At December 31, 2010, there was $3.5 million of total unrecognized compensation cost related to all nonvested share-based compensation arrangements.  That cost is expected to be recognized over a weighted-average period of approximately two years.  The company recognized compensation cost and related tax effects for all share-based compensation arrangements for the years ended December 31 as follows (in millions):

	2010	2009	2008

Operating and maintenance expense	$8.6	$5.2	$2.9
Income tax benefits	3.4	2.1	1.2

Cash flows related to stock options for the years ended December 31 were as follows (in millions):

	2010	2009	2008

Proceeds from the exercise of stock options	$9.8	$.3	$1.7
Associated income tax benefits realized	.8	-	.1

The difference between the proceeds from the exercise of stock options and the par value of the stock is recorded within Paid-in capital on the Consolidated Balance Sheets.

Restricted stock units.  Restricted stock units represent shares of common stock that generally vest based on continued employment at the end of a four-year period.  Vesting can be accelerated due to certain events such as retirement eligibility, change in control, death or disability.  The fair value of restricted stock units is determined using the company’s closing stock price on the grant date.  Compensation cost, measured using the grant date fair value adjusted for a historical forfeiture rate, is recognized over the requisite service period.

A summary of the status of the company’s restricted stock units and changes during the year ended December 31, 2010 is as follows:
		Weighted-
	Number	average grant-
	of shares	date fair value

Nonvested at January 1, 2010	205,195	$37.86
Granted	57,280	42.64
Vested	(115,680)	38.81
Forfeited	(3,620)	39.44
Nonvested at December 31, 2010	143,175	38.97

Performance units.  Performance units represent cash payments which are paid out based on a measure of relative total shareholder return.  Performance units are earned at the end of a three-year performance period depending on Nicor’s three-year total shareholder return relative to the performance of other companies in a predetermined utility industry peer group.  Units vest over approximately three years and can be accelerated due to certain events such as retirement, change in control, death or disability.  The liability for the performance units is adjusted to fair value each quarter-end, and compensation cost is ultimately measured as the settlement date fair value (or cash payment).  Interim fair values are estimated by discounting probability-weighted expected cash flows.  The company paid $1.0 million, $1.0 million and $0.4 million during the years ended December 31, 2010, 2009 and 2008, respectively, to settle performance unit obligations.

Other.  Among the company’s other stock-based compensation plans are liability awards that are re-measured to fair value at the end of each period.  Such re-measurements can cause fluctuations in the amount of recognized compensation expense.  The company’s other stock-based compensation plans had an immaterial impact on net income for the years ended December 31, 2010, 2009 and 2008.

12.	COMMON EQUITY

Nicor had 160,000,000 shares of common stock authorized, of which 2,972,852 shares and 3,600,378 shares were reserved for share-based awards and other purposes at December 31, 2010 and 2009, respectively.

Changes in common shares.  Changes in common shares outstanding are below (in millions):

	2010	2009	2008

Beginning of year	45.2	45.2	45.1
Issued	.3	-	.1
End of year	45.5	45.2	45.2

Shares issued during 2010 and 2008 were due primarily to stock option exercises.  There were no repurchases of common stock in 2010, 2009 and 2008 under the common stock repurchase program announced in 2001.

Dividend restrictions.  Pursuant to the Merger Agreement, Nicor is restricted from paying a dividend in excess of $0.465 per share in any quarter.  Other than the Merger Agreement, Nicor has no contractual or regulatory restrictions on the payment of dividends.  Nicor Gas is restricted by regulation in the amount it can dividend or loan to affiliates.  Dividends are allowed only to the extent of Nicor Gas’ retained earnings balance.

Accumulated other comprehensive loss.  Accumulated other comprehensive loss is comprised of the following at December 31 (in millions):

	2010	2009

Cash flow hedges	$5.9	$4.0
Postretirement benefit plans	6.5	6.5
Foreign currency translation adjustment	.8	.5
	$13.2	$11.0

13.	PREFERRED STOCK

Voting.  Each share of preferred stock, regardless of class, entitles the holder to one vote as to matters considered at the company’s annual meeting of shareholders.

Preferred stock.  Nicor had 1,600,000 cumulative, $50 par value, preferred shares and 20,000,000 cumulative, no par value, preference shares authorized at December 31, 2010.  In 2010 and 2009, Nicor redeemed 1,431 shares and 10,150 shares, respectively, of the 4.48 percent Mandatorily Redeemable Preferred Stock, $50 par value, at an average redemption price of $51.06 and $46.43 per share, respectively, plus accrued unpaid dividends.  As a result, there were no shares of the 4.48 percent Mandatorily Redeemable Preferred Stock outstanding at December 31, 2010.

In January 2011, Nicor redeemed 247 shares of the 5.00 percent Convertible Preferred Stock, $50 par value, at an average redemption price of $50.13 per share.  Nicor had no shares of preferred stock outstanding following such redemption.

14.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Nicor is a holding company that operates in three separately managed reportable business segments: gas distribution, shipping and wholesale marketing.  The gas distribution segment, Nicor’s principal business, serves 2.2 million customers in a service territory that encompasses most of the northern third of Illinois, excluding the city of Chicago.  The shipping segment transports containerized freight between Florida, the eastern coast of Canada, the Bahamas and the Caribbean region.  The shipping segment also includes amounts related to cargo insurance coverage sold to its customers and other third parties.  The wholesale marketing segment engages in wholesale marketing of natural gas supply services primarily in the Midwest, administers the Chicago Hub for Nicor Gas, serves commercial and industrial customers in the northern Illinois market area, and manages Nicor Solutions’ and Nicor Advanced Energy’s product risks, including the purchases of natural gas supplies.

Nicor’s other businesses operate primarily in northern Illinois and include businesses that market retail energy-related products and services to residential and small business customers through Nicor Services, Nicor Solutions and Nicor Advanced Energy.  They also include a 50-percent-owned natural gas pipeline (Horizon Pipeline) with Natural Gas Pipeline Company of America, natural gas storage facility developments (Central Valley and Sawgrass Storage), and a previously owned engineering and consulting firm (EN Engineering), which was sold on March 31, 2009.  Financial information about these other business segments is combined under the heading “Other” on the table that follows.  Intersegment revenues on the table are presented prior to elimination.

Gas distribution revenues are comprised principally of natural gas sales bundled with delivery, delivery-only (transportation) services and revenue taxes, as follows (in millions):

	2010	2009	2008

Bundled sales	$1,839.7	$1,766.5	$2,789.5
Transportation	163.4	169.7	187.1
Revenue taxes	148.1	150.3	174.0
Other	53.2	54.3	56.3
	$2,204.4	$2,140.8	$3,206.9

The shipping segment’s vessels are under foreign registry, and its containers are considered instruments of international trade.  Although the majority of its long-lived assets are foreign owned and its revenues are derived from foreign operations, the functional currency is generally the U.S. dollar.

Nicor management evaluates segment performance based on operating income.  Intercompany billing for goods and services exchanged between segments is based generally upon direct and indirect costs incurred, but in some instances is based upon the prevailing tariff or market-based price of the provider.

Intersegment revenues include gas distribution revenues related to customers entering into utility-bill management contracts with Nicor Solutions and wholesale marketing revenues from the sale of natural gas to Nicor Advanced Energy.  Under the utility-bill management contracts, Nicor Solutions bills a fixed amount to a customer, regardless of changes in natural gas prices or weather, and in exchange pays the customer’s utility bills from Nicor Gas.  Nicor Advanced Energy provides natural gas and related services on an unregulated basis to residential and small commercial customers and purchases most of its natural gas supplies from Nicor Enerchange.  Intersegment revenues are eliminated in the consolidated financial statements.

Operating income in the Corporate and eliminations column includes the following items:

•	Merger-related costs of $4.6 million in 2010.
•
Costs associated with Nicor’s other energy ventures’ utility-bill management contracts attributable to colder than normal weather in 2010, 2009 and 2008 were $1.3 million, $3.7 million and $6.2 million, respectively.  The weather impact of these contracts generally serves to partially offset the gas distribution segment’s weather risk.  This cost is recorded primarily at the corporate level as a result of an agreement between the parent company and certain of its subsidiaries.

•
Legal cost recoveries of $3.1 million in 2008.  The total recovery (from a counterparty with whom Nicor previously did business during the PBR timeframe) was $5.0 million, of which $3.1 million was allocated to corporate and $1.9 million was allocated to the gas distribution segment (recorded as a reduction to operating and maintenance expense).

Financial data by reportable segment is as follows (in millions):

Nicor Inc.
Business Segments - Financial Data

			Other Energy Ventures		Corporate
	Gas		Wholesale		and
	distribution	Shipping	marketing	Other	eliminations	Consolidated

Operating revenues
2010
External customers	$2,163.4	$345.0	$24.1	$177.3	$-	$2,709.8
Intersegment	41.0	-	14.9	2.1	(58.0)	-
	2,204.4	345.0	39.0	179.4	(58.0)	2,709.8
2009
External customers	2,097.7	352.6	15.2	186.6	-	2,652.1
Intersegment	43.1	-	35.3	1.9	(80.3)	-
	2,140.8	352.6	50.5	188.5	(80.3)	2,652.1
2008
External customers	3,135.8	425.2	24.1	191.5	-	3,776.6
Intersegment	71.1	-	12.5	2.2	(85.8)	-
	3,206.9	425.2	36.6	193.7	(85.8)	3,776.6

Operating income (loss)
2010	$194.7	$14.4	$10.6	$23.8	$(7.8)	$235.7
2009	149.7	29.2	24.1	21.4	(4.1)	220.3
2008	124.4	39.3	5.8	19.5	(4.0)	185.0

Equity investment income
(loss), net
2010	$-	$-	$-	$.9	$7.3	$8.2
2009	-	-	-	12.0	3.8	15.8
2008	(.1)	-	-	4.7	4.8	9.4

Interest income
2010	$.8	$.3	$.1	$.1	$(.2)	$1.1
2009	1.5	.5	-	.3	-	2.3
2008	5.5	1.8	.2	.9	.4	8.8

Interest expense, net of
amounts capitalized
2010	$36.6	$-	$-	$.1	$1.4	$38.1
2009	36.9	-	.2	.2	1.4	38.7
2008	39.8	-	1.2	.1	(1.0)	40.1

Income tax expense
(benefit), net
2010	$59.3	$4.0	$4.2	$9.8	$(7.6)	$69.7
2009	40.3	3.9	9.4	13.3	(1.8)	65.1
2008	31.0	6.2	1.9	9.7	(4.5)	44.3

Property, plant and
equipment, net
2010	$2,854.5	$128.3	$1.3	$38.9	$(.2)	$3,022.8
2009	2,794.8	128.0	1.1	15.5	(.3)	2,939.1
2008	2,723.5	121.2	.5	13.7	(.3)	2,858.6

Capital expenditures
2010	$198.3	$15.0	$.6	$27.5	$-	$241.4
2009	203.2	21.9	.3	5.3	-	230.7
2008	229.4	16.3	.2	3.8	.2	249.9

Depreciation
2010	$183.6	$14.8	$.3	$4.1	$(.1)	$202.7
2009	177.4	14.5	.3	3.7	(.1)	195.8
2008	170.9	15.4	.2	3.4	(.1)	189.8

15.	EQUITY INVESTMENT INCOME, NET

Equity investment income, net included the following (in millions):

	2010	2009	2008

Triton	$7.8	$5.3	$6.4
Horizon Pipeline	1.5	1.5	1.5
EN Engineering	-	10.5	3.2
Other	(1.1)	(1.5)	(1.7)
	$8.2	$15.8	$9.4

On March 31, 2009, the company sold its 50-percent interest in EN Engineering.  The company’s share of the sale price was $16.0 million, with an additional $1.5 million which is contingent on EN Engineering’s 2010 performance and is due in 2011.  After closing costs and other adjustments, Nicor received cash of $13.0 million and recorded a gain on the sale of $10.1 million.

In 2010, 2009 and 2008, Nicor received dividends from equity investees of $18.5 million, $10.0 million and $16.0 million, respectively.

16.	RELATED PARTY TRANSACTIONS

Horizon Pipeline charged Nicor Gas $10.4 million, $10.3 million and $10.3 million, respectively, for the years ended December 31, 2010, 2009 and 2008 for natural gas transportation under rates that have been accepted by the FERC.

Nicor sold its ownership in EN Engineering on March 31, 2009.  Prior to the sale, EN Engineering charged Nicor Gas $1.7 million and $7.2 million for engineering and corrosion services rendered for 2009 and 2008, respectively.  A majority of the work performed by EN Engineering was capital in nature, and is classified as property, plant and equipment on the Consolidated Balance Sheets.

In addition, certain related parties may acquire regulated utility services at rates approved by the ICC.

17.	COMMITMENTS

At December 31, 2010, Nicor had purchase commitments with payments due as follows (in millions):

	Unconditional purchase obligations	Operating leases

2011	$45.6	$17.5
2012	6.3	10.1
2013	1.8	4.6
2014	1.5	3.0
2015	1.6	2.3
After 2015	1.6	11.5
	$58.4	$49.0

Unconditional purchase obligations consist of a natural gas transportation agreement and property, plant and equipment purchases.  Operating leases are primarily for vessels, containers and equipment in the shipping business, office space and equipment in the gas distribution business and office space for the company’s other energy ventures.

Tropical Shipping has certain equipment operating leases which include escalation clauses for adjusting rent to reflect changes in price indices, various renewal options and options to purchase leased equipment.  Rental expense under operating leases was $25.7 million, $31.4 million and $41.7 million in 2010, 2009 and 2008, respectively.

The Merger Agreement contains termination rights for both Nicor and AGL Resources and provides that if Nicor terminates the Merger Agreement under specified circumstances, Nicor may be required to pay a termination fee of $67 million.

18.	REGULATORY PROCEEDINGS

Rate proceeding.  On March 25, 2009, the ICC issued an order approving an increase in base revenues of approximately $69 million, a rate of return on rate base of 7.58 percent and a rate of return on equity of 10.17 percent.  The order also approved an energy efficiency rider.  Nicor Gas placed the rates approved in the March 25, 2009 order into effect on April 3, 2009.

On April 24, 2009, Nicor Gas filed a request for rehearing with the ICC concerning the capital structure contained in the ICC’s rate order contending the company’s return on rate base should be higher.  On October 7, 2009, the ICC issued its decision on rehearing in which it increased the annual base revenues approved for Nicor Gas in the March 25, 2009 order by approximately $11 million, increasing the rate of return on rate base to 8.09 percent.  Nicor Gas placed the rates approved in the rehearing decision into effect on a prospective basis on October 15, 2009.  Therefore, the total annual base revenue increase authorized in the rate case originally filed by the company in April 2008 is approximately $80 million.

Bad debt rider.  In September 2009, Nicor Gas filed for approval of a bad debt rider with the ICC under an Illinois state law which took effect in July 2009.  On February 2, 2010, the ICC issued an order approving the company’s proposed bad debt rider.  This rider provides for recovery from customers of the amount over the benchmark for bad debt expense established in the company’s rate cases.  It also provides for refunds to customers if bad debt expense is below such benchmarks.

As a result of the February 2010 order, Nicor Gas recorded in income a net recovery related to 2008 and 2009 of $31.7 million in the first quarter of 2010, all of which has been collected.  The benchmark, against which 2010 actual bad debt experience is compared, is approximately $63 million.  The company’s actual 2010 bad debt experience was $35.7 million, resulting in a refund to customers of $27.3 million which will be refunded over a 12-month period beginning June 2011.

19.	GUARANTEES AND INDEMNITIES

Nicor and certain subsidiaries enter into various financial and performance guarantees and indemnities providing assurance to third parties.

Financial guarantees.  TEL has an obligation to restore to zero any deficit in its equity account for income tax purposes in the unlikely event that Triton is liquidated and a deficit balance remains.  This obligation continues for the life of the Triton partnerships and any payment is effectively limited to the assets of TEL, which were approximately $2 million at December 31, 2010.  Nicor believes the likelihood of any such payment by TEL is remote.  No liability has been recorded for this obligation.

Performance guarantees. Nicor Services markets product warranty contracts that provide for the repair of heating, ventilation and air conditioning equipment, natural gas lines and other appliances within homes.  Revenues from these product warranty contracts are recognized ratably over the coverage period, and related repair costs are charged to expense as incurred.  Repair expenses of $10.6 million, $7.9 million and $7.1 million were incurred in 2010, 2009 and 2008, respectively.

Indemnities.  In certain instances, Nicor has undertaken to indemnify current property owners and others against costs associated with the effects and/or remediation of contaminated sites for which the company may be responsible under applicable federal or state environmental laws, generally with no limitation as to the amount.  These indemnifications relate primarily to ongoing coal tar cleanup, as discussed in Note 20 – Contingencies – Manufactured Gas Plant Sites.  Nicor believes that the likelihood of payment under its other environmental indemnifications is remote.  No liability has been recorded for such indemnifications.

Nicor has also indemnified, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, its present and former directors, officers and employees against expenses they may incur in connection with litigation they are a party to by reason of their association with the company.  There is generally no limitation as to the amount.  During 2007, the SEC filed a civil injunctive action against three former officers of Nicor relating to the PBR plan.  Defense costs that are being incurred by these former officers in connection with the SEC action currently are being tendered to, and paid by, the company’s insurer.  In July 2010, one of these former officers settled the SEC’s action against him and was indemnified by Nicor.  While the company does not expect to incur significant costs relating to the indemnification of present and former directors, officers and employees after taking into account available insurance, it is not possible to estimate the maximum future potential payments.

20.	CONTINGENCIES

The following contingencies of Nicor are in various stages of investigation or disposition.  Although in some cases the company is unable to estimate the amount of loss reasonably possible in addition to any amounts already recognized, it is possible that the resolution of these contingencies, either individually or in aggregate, will require the company to take charges against, or will result in reductions in, future earnings.  It is the opinion of management that the resolution of these contingencies, either individually or in aggregate, could be material to earnings in a particular period but is not expected to have a material adverse impact on Nicor’s liquidity or financial condition.

PBR Plan.  Nicor Gas’ PBR plan for natural gas costs went into effect in 2000 and was terminated by the company effective January 1, 2003.  Under the PBR plan, Nicor Gas’ total gas supply costs were compared to a market-sensitive benchmark.  Savings and losses relative to the benchmark were determined annually and shared equally with sales customers.  The PBR plan is currently under ICC review.  There are allegations that the company acted improperly in connection with the PBR plan, and the ICC and others are reviewing these allegations.  On June 27, 2002, the Citizens Utility Board (“CUB”) filed a motion to reopen the record in the ICC’s proceedings to review the PBR plan (the “ICC Proceedings”).  As a result of the motion to reopen, Nicor Gas, the staff of the ICC and CUB entered into a stipulation providing for additional discovery.  The Illinois Attorney General’s Office (“IAGO”) has also intervened in this matter.  In addition, the IAGO issued Civil Investigation Demands (“CIDs”) to CUB and the ICC staff.  The CIDs ordered that CUB and the ICC staff produce all documents relating to any claims that Nicor Gas may have presented, or caused to be presented, false information related to its PBR plan.  The company has committed to cooperate fully in the reviews of the PBR plan.

In response to these allegations, on July 18, 2002, the Nicor Board of Directors appointed a special committee of independent, non-management directors to conduct an inquiry into issues surrounding natural gas purchases, sales, transportation, storage and such other matters as may come to the attention of the special committee in the course of its investigation.  The special committee presented the report of its counsel (“Report”) to Nicor’s Board of Directors on October 28, 2002.

In response, the Nicor Board of Directors directed the company’s management to, among other things, make appropriate adjustments to account for, and fully address, the adverse consequences to ratepayers of the items noted in the Report, and conduct a detailed study of the adequacy of internal accounting and regulatory controls.  The adjustments were made in prior years’ financial statements resulting in a $24.8 million liability.  Included in such $24.8 million liability is a $4.1 million loss contingency.  A $1.8 million adjustment to the previously recorded liability, which is discussed below, was made in 2004 increasing the recorded liability to $26.6 million.  Nicor Gas estimates that there is $26.9 million due to the company from the 2002 PBR plan year, which has not been recognized in the financial statements due to uncertainties surrounding the PBR plan.  In addition, interest due to the company on certain components of these amounts has not been recognized in the financial statements due to the same uncertainties.  By the end of 2003, the company completed steps to correct the weaknesses and deficiencies identified in the detailed study of the adequacy of internal controls.

Pursuant to the agreement of all parties, including the company, the ICC re-opened the 1999 and 2000 purchased gas adjustment filings for review of certain transactions related to the PBR plan and consolidated the reviews of the 1999-2002 purchased gas adjustment filings with the PBR plan review.

On February 5, 2003, CUB filed a motion for $27 million in sanctions against the company in the ICC Proceedings.  In that motion, CUB alleged that Nicor Gas’ responses to certain CUB data requests were false.  Also on February 5, 2003, CUB stated in a press release that, in addition to $27 million in sanctions, it would seek additional refunds to consumers.  On March 5, 2003, the ICC staff filed a response brief in support of CUB’s motion for sanctions.  On May 1, 2003, the ALJs assigned to the proceeding issued a ruling denying CUB’s motion for sanctions.  CUB has filed an appeal of the motion for sanctions with the ICC, and the ICC has indicated that it will not rule on the appeal until the final disposition of the ICC Proceedings.  It is not possible to determine how the ICC will resolve the claims of CUB or other parties to the ICC Proceedings.

In 2004, the company became aware of additional information relating to the activities of individuals affecting the PBR plan for the period from 1999 through 2002, including information consisting of third party documents and recordings of telephone conversations from Entergy-Koch Trading, LP (“EKT”), a natural gas, storage and transportation trader and consultant with whom Nicor did business under the PBR plan.  Review of additional information completed in 2004 resulted in the $1.8 million adjustment to the previously recorded liability referenced above.

The evidentiary hearings on this matter were stayed in 2004 in order to permit the parties to undertake additional third party discovery from EKT.  In December 2006, the additional third party discovery from EKT was obtained and the ALJs issued a scheduling order that provided for Nicor Gas to submit direct testimony by April 13, 2007.  In its direct testimony, Nicor Gas seeks a reimbursement of approximately $6 million, which includes interest due to the company, as noted above, of $1.6 million, as of March 31, 2007.  In September 2009, the staff of the ICC, IAGO and CUB submitted direct testimony to the ICC requesting refunds of $109 million, $255 million and $286 million, respectively.  No date has been set for evidentiary hearings on this matter.

Nicor is unable to predict the outcome of the ICC’s review or the company’s potential exposure thereunder.  Because the PBR plan and historical gas costs are still under ICC review, the final outcome could be materially different than the amounts reflected in the company’s financial statements as of December 31, 2010.

Litigation relating to proposed merger.  Nicor, its board of directors, AGL Resources and one or both of AGL Resources’ acquisition subsidiaries and, in one instance, Nicor’s Executive Vice President and Chief Financial Officer have been named as defendants in five putative class action lawsuits brought by purported Nicor shareholders challenging Nicor’s proposed merger with AGL Resources. The first shareholder action was filed on December 7, 2010 in the Eighteenth Circuit Court of DuPage County, Illinois, County Department, Chancery Division (Joseph Pirolli v. Nicor Inc., et al.).  The other four actions were filed between December 10, 2010 and December 17, 2010 in the Circuit Court of Cook County, Illinois, County Department, Chancery Division (Maxine Phillips v. Nicor Inc., et al., filed December 10, 2010; Plumbers Local #65 Pension Fund v. Nicor Inc., et al., filed December 13, 2010; Gus Monahu v. Nicor Inc., et al., filed December 17, 2010; and Roberto R. Vela v. Russ M. Strobel, et al., filed December 17, 2010).

The shareholder actions variously allege, among other things, that the Nicor Board breached its fiduciary duties to Nicor and its shareholders by (i) approving the sale of Nicor to AGL Resources at an inadequate purchase price (and thus failing to maximize value to Nicor shareholders); (ii) conducting an inadequate sale process by agreeing to preclusive deal protection provisions in the Merger Agreement; and (iii) failing to disclose material information regarding the proposed merger to Nicor shareholders.  The complaints also allege that AGL Resources, Nicor and the acquisition subsidiaries aided and abetted these alleged breaches of fiduciary duty. The shareholder actions seek, among other things, declaratory and injunctive relief, including orders enjoining the defendants from consummating the proposed merger and, in certain instances, damages.

On January 10, 2011, the four actions filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division were consolidated.  Nicor believes the claims asserted in each lawsuit to be without merit and intends to vigorously defend against them.  The final disposition of these shareholder litigation-related matters is not expected to have a material adverse impact on the company’s liquidity or financial condition.

Mercury.  Nicor Gas has incurred, and expects to continue to incur, costs related to its historical use of mercury in various kinds of company equipment.

As of December 31, 2010, Nicor Gas had remaining an estimated liability of $0.6 million related to inspection, cleanup and legal defense costs.  This represents management’s best estimate of future costs based on an evaluation of currently available information.  Actual costs may vary from this estimate.  Nicor Gas remains a defendant in several private lawsuits that were filed on August 29, 2000, all in the Circuit Court of Cook County, Illinois, seeking a variety of unquantified damages (including bodily injury and property damages) allegedly caused by mercury spillage resulting from the removal of mercury-containing regulators.  Potential liabilities relating to these claims have been assumed by a contractor’s insurer subject to certain limitations.

The final disposition of these mercury-related matters is not expected to have a material adverse impact on the company’s liquidity or financial condition.

Manufactured Gas Plant Sites.  Manufactured gas plants were used in the 1800s and early to mid 1900s to produce manufactured gas from coal, creating a coal tar byproduct.  Current environmental laws may require the cleanup of coal tar at certain former manufactured gas plant sites.

Nicor Gas has identified properties for which it may have some responsibility.  Most of these properties are not presently owned by the company.  Nicor Gas and Commonwealth Edison Company (“ComEd”) are parties to an agreement to cooperate in cleaning up residue at many of these properties.  The agreement allocates to Nicor Gas 51.73 percent of cleanup costs for 24 sites, no portion of the cleanup costs for 14 other sites and 50 percent of general remediation program costs that do not relate exclusively to particular sites.  Information regarding preliminary site reviews has been presented to the Illinois Environmental Protection Agency for certain properties.  More detailed investigations and remedial activities are complete, in progress or planned at many of these sites.  The results of the detailed site-by-site investigations will determine the extent additional remediation is necessary and provide a basis for estimating additional future costs.  As of December 31, 2010, the company had recorded a liability in connection with these matters of $28.7 million.  In accordance with ICC authorization, the company has been recovering, and expects to continue to recover, these costs from its customers, subject to annual prudence reviews.

In April 2002, Nicor Gas was named as a defendant, together with ComEd, in a lawsuit brought by the Metropolitan Water Reclamation District of Greater Chicago (the “MWRDGC”) under the Federal Comprehensive Environmental Response, Compensation and Liability Act seeking recovery of past and future remediation costs and a declaration of the level of appropriate cleanup for a former manufactured gas plant site in Skokie, Illinois now owned by the MWRDGC.  In January 2003, the suit was amended to include a claim under the Federal Resource Conservation and Recovery Act.  The suit was filed in the United States District Court for the Northern District of Illinois.  Management cannot predict the outcome of this litigation or the company’s potential exposure thereto, if any, and has not recorded a liability associated with this contingency.

Since costs and recoveries relating to the cleanup of manufactured gas plant sites are passed directly through to customers in accordance with ICC regulations, subject to an annual ICC prudence review, the final disposition of manufactured gas plant matters is not expected to have a material impact on the company’s financial condition or results of operations.

Municipal Tax Matters.  Many municipalities in Nicor Gas’ service territory have enacted ordinances that impose taxes on gas sales to customers within municipal boundaries.  Most of these municipal taxes are imposed on Nicor Gas based on revenues generated by Nicor Gas within the municipality.  Other municipal taxes are imposed on natural gas consumers within the municipality but are collected from consumers and remitted to the municipality by Nicor Gas.  A number of municipalities have instituted audits of Nicor Gas’ tax remittances.  In May 2007, five of those municipalities filed an action against Nicor Gas in state court in DuPage County, Illinois relating to these tax audits.  Following a dismissal of this action without prejudice by the trial court, the municipalities filed an amended complaint.  The amended complaint seeks, among other things, compensation for alleged unpaid taxes.  Nicor Gas is contesting the claims in the amended complaint.  In December 2007, 25 additional municipalities, all represented by the same audit firm involved in the lawsuit, issued assessments to Nicor Gas claiming that it failed to provide information requested by the audit firm and owed the municipalities back taxes.  Nicor Gas believes the assessments are improper and has challenged them.  While the company is unable to predict the outcome of these matters or to reasonably estimate its potential exposure related thereto, if any, and has not recorded a liability associated with this contingency, the final disposition of these matters is not expected to have a material adverse impact on the company’s liquidity or financial condition.

Other.  In addition to the matters set forth above, the company is involved in legal or administrative proceedings before various courts and agencies with respect to general claims, taxes, environmental, gas cost prudence reviews and other matters.  Although unable to determine the ultimate outcome of these other contingencies, management believes that these amounts are appropriately reflected in the financial statements, including the recording of appropriate liabilities when reasonably estimable.

21.	QUARTERLY RESULTS (UNAUDITED)

Quarterly results may be impacted by the variability in the results of the gas distribution business due to seasonal and other factors.  Summarized quarterly financial data is presented below (in millions, except per share data).

	Quarter ended
	Mar. 31	June 30	Sept. 30	Dec. 31
2010
Operating revenues	$1,192.9	$425.6	$352.5	$738.8
Operating income	96.0	43.4	30.4	65.9
Net income	60.5	24.2	13.6	40.1
Earnings per average share of common stock
Basic	1.33	.53	.30	.87
Diluted	1.33	.53	.30	.87

2009
Operating revenues	$1,110.8	$447.6	$325.6	$768.1
Operating income	59.9	39.5	29.8	91.1
Net income	43.8	22.9	13.6	55.2
Earnings per average share of common stock
Basic	.97	.50	.30	1.22
Diluted	.96	.50	.30	1.21

ITEM 15(a)(2)	Financial Statement Schedules

Nicor Inc.
Schedule II

VALUATION AND QUALIFYING ACCOUNTS
(millions)
		Additions
	Balance at	Charged to		Charged to				Balance
	beginning	costs and		other				at end
Description	of period	expenses		accounts		Deductions		of period

2010

Allowance for doubtful accounts receivable	$33.0	$40.1	(d)	$-		$45.5	(a)	$27.6

Accrued mercury-related costs	2.1	-		-		1.5	(b)	.6

Accrued manufactured gas plant environmental costs	23.8	-		17.5	(c)	12.6	(b)	28.7

2009

Allowance for doubtful accounts receivable	$44.9	$56.6		$-		$68.5	(a)	$33.0

Accrued mercury-related costs	2.5	-		-		.4	(b)	2.1

Accrued manufactured gas plant environmental costs	21.4	-		11.2	(c)	8.8	(b)	23.8

2008

Allowance for doubtful accounts receivable	$35.1	$74.1		$-		$64.3	(a)	$44.9

Accrued mercury-related costs	2.8	.6		-		.9	(b)	2.5

Accrued manufactured gas plant environmental costs	15.2	-		19.8	(c)	13.6	(b)	21.4

(a) Accounts receivable written off, net of recoveries.
(b) Expenditures, other adjustments.
(c) Accrual of estimated future remediation costs that are deferred as regulatory assets.
(d) Amount excludes refunds to / recoveries from customers attributable to the bad debt rider.